Exhibit 4.3

LEVEL 3 COMMUNICATIONS, INC.,

as Guarantor,

LEVEL 3 COMMUNICATION, LLC.,

as Guarantor,

LEVEL 3 FINANCING, INC.

as Issuer,

and

THE BANK OF NEW YORK MELLON,

as Trustee

Supplemental Indenture

Dated as of January 20, 2010

12.25% Senior Notes Due 2013

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 20, 2010, by and among LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company (“Level 3 LLC” and, together with Parent, the “Guarantors”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Trustee”), as Trustee under the Indenture (as hereinafter defined).

WHEREAS, the Issuer, Parent and the Trustee have as of March 14, 2006 entered into an Indenture, as supplemented by (i) a supplemental indenture, dated as of October 12, 2006, by and among the Issuer, Level 3 LLC and the Trustee, (ii) a supplemental indenture, dated as of October 12, 2006, by and among the Issuer, Parent, Level 3 LLC and the Trustee; (iii) a supplemental indenture, dated as of January 4, 2007, by and among the Issuer, Parent, Level 3 LLC, Broadwing Financial Services, Inc. (“Broadwing”) and the Trustee and (iv) a supplemental indenture, dated as of February 23, 2007, by and among the Issuer, Parent, Level 3 LLC, Broadwing and the Trustee (as supplemented, the “Indenture”), providing for the issuance by the Issuer from time to time of its 12.25% Senior Notes due 2013 (the “Outstanding Securities”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Issuer, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, may enter into one or more supplemental indentures for the purpose of adding provisions to or changing or eliminating certain of the provisions of the Indenture;

WHEREAS, the Issuer has received the written consents of the Holders of a majority of the aggregate principal amount of the Outstanding Securities to amend the Indenture as provided herein and enter into this Supplemental Indenture;

WHEREAS, the Issuer represents that the consents of the Holders of a majority of the aggregate principal amount of the Outstanding Securities is sufficient to effect the amendments contained herein;

WHEREAS, the Issuer desires to enter into this Supplemental Indenture, and has duly authorized the execution and delivery of this Supplemental Indenture to modify the Indenture;

WHEREAS, concurrent with the execution hereof, the Issuer has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE:

For and in consideration of the mutual premises and agreements herein contained, the Issuer, the Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Outstanding Securities, as follows:

ARTICLE I.

EFFECTIVENESS AND EFFECT

Section 1.1            Effectiveness and Effect.

This Supplemental Indenture shall take effect on the date hereof, provided, however, that the amendments provided for in Article Two hereof shall only become operative if an aggregate principal amount of the Outstanding Securities exceeding $275,000,000 is accepted by the Issuer for payment on the Initial Payment Date (as defined in that certain Offer to Purchase and Consent Solicitation Statement of the Issuer, dated January 5, 2010), and such amendments provided for in Article Two hereof shall have no force or effect prior to the operative time specified in this Section.  Subject to the foregoing, the provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture.  All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture.  Except as amended hereby, the Indenture shall remain in full force and effect.

ARTICLE II.

AMENDMENT OF THE INDENTURE

Section 2.1            Deletion of Definitions and Related References

Section 101 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2.2 of this Supplemental Indenture.

Section 2.2            Amendments to Indenture.

The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety and replacing each such section with the term “INTENTIONALLY OMITTED”:

Section 1004 (Corporate Existence);
Section 1005 (Maintenance of Properties);
Section 1006 (Insurance);
Section 1007 (Reports);
Section 1008 (Statement by Officers as to Default);
Section 1010 (Limitation on Consolidated Debt);
Section 1011 (Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries);
Section 1012 (Limitation on Restricted Payments);
Section 1013 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);
Section 1014 (Limitation on Liens);
Section 1015 (Limitation on Sale and Leaseback Transactions);
Section 1016 (Limitation on Asset Dispositions);
Section 1017 (Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries);

Section 1018 (Transactions with Affiliates);

Section 1019 (Limitation on Designations of Unrestricted Subsidiaries);

Section 1021 (Covenant Suspension);

Section 501(4), (6) and (7) (Events of Default);

Section 801(3) and (4) (Parent May Consolidate, etc., Only on Certain Terms);

Section 803(3) and (4) (Issuer May Consolidate, etc., Only on Certain Terms); and

Section 1204(4) (Conditions to Defeasance or Covenant Defeasance).

ARTICLE III.

MISCELLANEOUS

Section 3.1            Counterparts.

This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 3.2            Severability.

In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3            Headings.

The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4            Successors and Assigns.

Any covenants and agreements in this Supplemental Indenture by the Issuer and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 3.5            Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.6            Effect of Supplemental Indenture.

Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 3.7            Trustee.

The Issuer hereby acknowledges and agrees to comply with its reporting obligations under the Trust Indenture Act of 1939.  The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Issuer, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.8            Endorsement and Change of Form of Securities.

Any Securities authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of January 20, 2010, certain restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of January 20, 2010.

Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.9            Benefits of Supplemental Indenture.

Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Outstanding Securities, the Issuer, the Guarantors and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture or the Supplemental Indenture.

Section 3.10         Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LEVEL 3 FINANCING, INC.

By:	/s/ Thomas C. Stortz
Name: Thomas C. Stortz
Title: Executive Vice President and Chief Legal Officer

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Thomas C. Stortz
Name: Thomas C. Stortz
Title: Executive Vice President and Chief Legal Officer

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Neil J. Eckstein
Name: Neil J. Eckstein
Title: Assistant Secretary

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Geovanni Barris
Name: Geovanni Barris
Title: Vice President

[Signature Page to Supplemental Indenture]